   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1997
                                              REGISTRATION STATEMENT NO. 333-___

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------
                               APOLLO GROUP, INC.
             (Exact name of registrant as specified in its charter)

           ARIZONA                                               86-0419443
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                             4615 EAST ELWOOD STREET
                             PHOENIX, ARIZONA 85040
                                 (602) 966-5394
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)


                                JAMES W. HOGGATT
                            VICE PRESIDENT OF FINANCE
                           AND CHIEF FINANCIAL OFFICER
                               APOLLO GROUP, INC.
                             4615 EAST ELWOOD STREET
                             PHOENIX, ARIZONA 85040
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


                                   COPIES TO:
                               JON S. COHEN, ESQ.
                        CHRISTOPHER J. LITTLEFIELD, ESQ.
                              SNELL & WILMER L.L.P.
                               ONE ARIZONA CENTER
                           PHOENIX, ARIZONA 85004-0001
                                 (602) 382-6000


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                         CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
TITLE OF EACH CLASS OF                              AMOUNT TO BE    OFFERING PRICE     AGGREGATE      REGISTRATION
SECURITIES TO BE REGISTERED(1)                      REGISTERED(2)     PER UNIT(3)   OFFERING PRICE(3)     FEE
Class A Common Stock, no par value per share           510,019       $34.3125       $17,500,027       $     5,303

                    (Facing Page Continued on Following Page)

(1) This registration statement covers the resale by the Selling Securityholder of up to 510,019 shares of Class A Common Stock to be acquired by the Selling Securityholder in connection with the purchase of certain assets of the Selling Securityholder by the Registrant.

(2) In the event of a stock split, stock dividend, or similar transaction involving Common Stock of the Company, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Class A Common Stock on September 8, 1997, as reported by the Nasdaq National Market.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION DATED SEPTEMBER ____, 1997

PROSPECTUS

                                 ________ SHARES

                               APOLLO GROUP, INC.

                                  COMMON STOCK

         This Prospectus relates to the resale by The National Endowment for Financial Education, a Colorado non-profit corporation ("NEFE" or "Selling Securityholder"), of up to _______ shares of Class A Common Stock, no par value per share (the "Class A Common Stock") of Apollo Group, Inc., an Arizona corporation (the "Company"), which were previously acquired by the Selling Securityholder in connection with the acquisition of certain assets of the Selling Securityholder. The resale of the Common Stock by the Selling Securityholder currently is not subject to any underwriting agreement. See "Recent Developments" and "Plan of Distribution."

         The Class A Common Stock registered for resale hereby has been registered pursuant to the Company's obligations contained in a written agreement with the Selling Securityholder. The Selling Securityholder may elect to sell all, a portion or none of the Class A Common Stock offered by it hereunder. See "Recent Developments" and "Plan of Distribution."

         The Company's Class A Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "APOL". On September ____, 1997, the last reported sales price of the Class A Common Stock, as reported by Nasdaq, was $______ per share.

         The Selling Securityholder may sell the Class A Common Stock from time to time in block trades, in ordinary brokers' transactions through the facilities of Nasdaq or otherwise, in underwritten public offerings, or in privately negotiated transactions, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices, or at negotiated prices. The Company will not receive any of the proceeds from the sale of Class A Common Stock by the Selling Securityholder. The net proceeds to the Selling Securityholder will be the proceeds received by it upon such sales, less brokerage commissions or discounts. All expenses incurred with the registration of the Class A Common Stock, other than any underwriting or brokerage discounts, commissions and selling expenses with respect to the Class A Common Stock being sold by the Selling Securityholder, will be borne by the Company. See "Plan of Distribution" and "Selling Securityholder."

SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

THE SELLING SECURITYHOLDER AND ANY BROKER-DEALER EXECUTING SELLING ORDERS ON BEHALF OF OR PURCHASING FROM THE SELLING SECURITYHOLDER MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. COMMISSIONS RECEIVED BY ANY SUCH BROKER-DEALER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS OR DISCOUNTS UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September ___, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, information statements and other information filed by the Company with the Commission can be inspected and copied at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Class A Common Stock is listed on the Nasdaq National Market ("Nasdaq") and similar information can be inspected and copied at Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

         No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended August 31, 1996, (ii) Quarterly Reports of the Company on Form 10-Q for the quarters ended November 30, 1996, February 28, 1997 and May 31, 1997; (iii) the description of the Common Stock contained in the Company's Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and (iv) the Company's Form 8-K relating to the acquisition of the business described in "Recent Developments." All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such reports and documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Mr. James W. Hoggatt, Chief Financial Officer, at the Company's principal executive offices located at 4615 East Elwood Street, Phoenix, Arizona 85040, telephone number (602) 966-5394.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus, including all documents incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "The Company," "Recent Developments," and "Risk Factors," regarding the Company's financial position, business strategy, and plans and objectives of management of the Company for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                   THE COMPANY

         Apollo Group, Inc. ("Apollo" or the "Company"), through its subsidiaries, the University of Phoenix, Inc. ("UOP"), the Institute for Professional Development ("IPD"), and Western International University, Inc. ("WIU"), is a leading provider of higher education programs for working adults based on the number of working adults enrolled in its programs. The consolidated enrollment in the Company's educational programs would make it the largest private institution of higher education in the United States. The Company currently offers its programs and services at over 93 campuses and learning centers in 29 states, Puerto Rico, and London, England. The Company's enrollment has increased to 53,137 at May 31, 1997 from 21,163 at August 31, 1992.

         Based on its enrollment of over 38,000 adult students, UOP is currently one of the largest regionally accredited private universities in the United States and has one of the nation's largest private business schools. UOP has been accredited by the Commission on Institutions of Higher Education of the North Central Association of Colleges and Schools ("NCA") since 1978 and has successfully replicated its teaching/learning model while maintaining educational quality at over 50 campuses and learning centers in Arizona, California, Colorado, Florida, Hawaii, Louisiana, Michigan, Nevada, New Mexico, Utah, and Puerto Rico. UOP has developed specialized systems for student tracking, marketing, faculty recruitment and training, financial aid, accounting, and academic quality management. These systems enhance UOP's ability to expand into new markets while still maintaining academic quality. Currently, approximately 75% of UOP's students receive some level of tuition reimbursement from their employers, many of which are Fortune 500 companies.

         The Online(TM) campus was established by UOP in 1989 to provide group-based, faculty-led instruction through computer-mediated communications. The Online(TM) campus currently serves approximately 2,700 degree-seeking students. Students can access their Online(TM) classes with a computer and modem from anywhere in the world, on schedules that meet their individual needs. Online's(TM) degree programs can be accessed though direct-dial, local Internet providers or CompuServe(R). The Online(TM) faculty receive specialized training to enable them to teach effectively in the electronic learning environment. The same academic quality management standards applied to campus-based programs, including the assessment of student learning outcomes, are applied to programs delivered through Online(TM).

         IPD provides program development and management services under long-term contracts that meet the guidelines of the client institutions' respective regional accrediting associations. IPD provides these services to 18 regionally accredited private colleges and universities at over 38 campuses and learning centers in 20 states and shares in the tuition revenues generated from these programs. IPD is able to assist these colleges and universities in expanding and diversifying their programs for working adults. IPD places a priority on institutions that: (i) are interested in developing or expanding off-campus degree programs for working adults; (ii) recognize that working adults require a different teaching/learning model than the 18 to 24 year old student; (iii) desire to increase enrollments with a limited investment in institutional capital and (iv) recognize the unmet educational needs of the working adult students in their market. More than 13,000 students are currently enrolled in IPD-assisted programs.

         WIU currently offers graduate, undergraduate, and certificate degree programs to approximately 1,200 students and has a total of four campuses and learning centers in Phoenix, Fort Huachuca and Douglas, Arizona, and London, England.

         The Company was incorporated in Arizona in 1981 and maintains its principal executive offices at 4615 East Elwood Street, Phoenix, Arizona 85040. The Company's telephone number is (602) 966-5394. The Company's Internet Web Site addresses are as follows:

         - Apollo and IPD - http://www.apollogrp.com

         - UOP-http://www.uophx.edu

         - WIU-http://www.wintu.edu


                               RECENT DEVELOPMENTS

ACQUISITION OF CERTAIN ASSETS OF NATIONAL ENDOWMENT FOR FINANCIAL EDUCATION

         On August 22, 1997, Apollo Group, Inc. (the "Company") announced that it had reached an agreement with NEFE to purchase the assets and related business operations of the College for Financial Planning and related divisions that include the Institute for Wealth Management, the Institute for Retirement Planning, the American Institute for Retirement Planners, Inc., and the Institute for Tax Studies (collectively the "Acquired Business"). The purchase price was $35,000,000, subject to certain adjustments, consisting of (i) $17.5 million of the Company's Class A Common Stock, based on the average of the closing bid price of the shares made by certain specified market makers (the "Share Determination Price") on the fifth business day prior to the Closing Date of the acquisition; and (ii) cash in an amount equal to $35 million less the value of the number of shares of Common Stock determined in (i) above based on the Share Determination Price for the business day immediately preceding the Closing Date, plus the assumption by the Company of certain liabilities, including deferred tuition income. Based on the determination of the purchase price described above, the Company issued ____ shares of its Class A Common Stock to the Selling Securityholder on the Closing Date. For the fiscal year ended September 30, 1996, the Acquired Business had positive earnings and revenues of approximately $22 million, of which approximately $5.6 million was attributable to investment income. The Company does not anticipate that the acquisition will be material to the Company's fiscal 1998 earnings. For additional information regarding the acquisition, see the Company's current report on Form 8-K filed with the Securities and Exchange Commission relating to the acquisition, which includes certain pro forma and historical financial information relating to the Acquired Business.


         The Company anticipates closing the purchase from NEFE on the date of this Prospectus, which is expected to be on or before September 24, 1997. The agreement is subject to standard closing conditions. NEFE is a not-for-profit organization that currently owns and operates the College for Financial Planning and the other divisions contemplated in this transaction. NEFE also owns the NEFE High School Financial Planning Program, the Public Education Center and the NEFE Press, which NEFE will continue to own and operate subsequent to the acquisition.

         With current enrollments of over 20,000 students, the College for Financial Planning is one of the largest providers of financial planning education programs in the United States, including the Certified Financial Planner (CFP) Professional Education Program. For the past 25 years, the College for Financial Planning has been a leader in educating financial services professionals to better serve the financial planning needs of the general public.

ACCREDITATION

         In the Fall of 1996, NCA conducted its five-year reaffirmation visit of UOP. The recommendations of the visiting NCA team (the "Team Report") included the reaffirmation of UOP's continuing accreditation, approval of a planned doctoral degree program in management, and the elimination of required prior approval for all future geographic expansion by UOP.

         On June 23, 1997, the Review Committee of NCA reviewed the Team Report. The Review Committee recommended that NCA adopt the Team Report's recommendations to reaffirm UOP's continuing accreditation and to permit UOP's expansion into two new states (Oregon and Washington). The Review Committee also recommended, however, that NCA not adopt the Team Report's recommendations to approve a planned doctoral program in management and to eliminate the requirement of prior approval for all future geographic expansion by UOP. The Review Committee further recommended that a focus visit of UOP be conducted in two years.

         On August 8, 1997, NCA reaffirmed UOP's continuing accreditation, approved UOP's expansion into Oregon and Washington, and recommended that a focus visit of UOP be conducted in two years. NCA, however, did not adopt the Team Report's recommendations to approve a planned doctoral program in management and to eliminate the requirement of prior approval for all future geographic expansion by UOP. The Company continues to believe that the planned doctoral program in management merits approval and that NCA should eliminate the requirement of prior approval for geographic expansion. The Company is committed to geographic expansion and will continue to evaluate its alternatives to reduce any restraints on growth imposed by various regulatory bodies to the extent it believes such restraints to be unnecessary.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should carefully consider the factors discussed below in evaluating the Company and its business before purchasing any of the shares of Class A Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

UNCERTAIN AND CHANGING REGULATORY ENVIRONMENT

         UOP, WIU and IPD client institutions are subject to extensive state and federal regulations. The Higher Education Act of 1965, as amended (the "HEA"), and the regulations promulgated thereunder (the "Regulations"), subject UOP, WIU and IPD client institutions and all other higher education institutions eligible to participate in federal financial aid programs under Title IV of the HEA ("Title IV Programs") to increased regulatory scrutiny. The HEA mandates specific regulatory responsibilities for each of the following components of the higher education regulatory triad: (i) the accrediting associations recognized by the United States Department of Education (the "DOE"); (ii) the federal government through the DOE and (iii) state higher education regulatory bodies. All higher education institutions participating in Title IV Programs must first be accredited by an association recognized by the DOE. Under the HEA, accrediting associations are required to include the monitoring of certain aspects of Title IV Program compliance as part of their accreditation evaluations. The DOE reviews all such participating institutions for compliance with all applicable HEA standards and regulations.

         The most recent DOE program review began in March 1997 and, to date, most of the fieldwork has been completed. UOP has not yet received any official notification as to the results of the program review, but expects to receive notification in the Fall of 1997. Because the DOE may not approve new locations while a program review is in process, the financial aid for new students in new campuses and learning centers may be affected until such time as the program review is completed. The Company believes that such expected delays will not have a material adverse affect on its results of operations because of the availability of alternative financing and employer tuition reimbursement to many of these students. However, should the DOE not complete its review for an extended period of time, such a delay may have a material adverse affect on the Company's ability to expand UOP's business.

         New or revised interpretations of regulatory requirements could have a material adverse effect on the Company. In addition, changes in or new interpretations of other applicable laws, rules or regulations could have a material adverse effect on the accreditation, authorization to operate in various states, permissible activities and costs of doing business of UOP, WIU and one or more of the IPD client institutions. The failure to maintain or renew any required regulatory approvals, accreditation or state authorizations by UOP or certain of the IPD client institutions could have a material adverse effect on the Company.

FAILURE TO MAINTAIN ACCREDITATION

         UOP, WIU and IPD client institutions are accredited by regional accrediting associations recognized by the DOE. Accreditation provides the basis for: (i) the recognition and acceptance by employers, other higher education institutions and governmental entities of the degrees and credits earned by students; (ii) the qualification to participate in Title IV Programs and (iii) the qualification for authorization in certain states.

UOP was granted accreditation by NCA in 1978. UOP's accreditation was reaffirmed in 1982, 1987, 1992 and 1997. The next focus evaluation visit is scheduled to begin in 1999, and the next NCA reaffirmation visit is scheduled to begin in 2002. IPD-assisted programs offered by the IPD client institutions are evaluated by the client institutions' respective regional accrediting associations. WIU is accredited by NCA and is scheduled to have its next reaffirmation visit in the Spring of 1998. The withdrawal of accreditation from UOP or certain IPD client institutions would have a material adverse effect on the Company.

LIMITS ON TITLE IV PROGRAM FUNDING

         Most UOP, WIU and IPD client institution students participate in Title IV Programs. UOP and WIU derive approximately 44% and 8% of their net revenues from students who participate in Title IV Programs, respectively. The IPD percentages are estimated to be similar to those at UOP. The respective IPD client institutions administer their own Title IV Programs. The Company's students are eligible to receive Title IV financial aid because: (i) UOP, WIU and IPD client institutions are accredited by an accrediting association recognized by the DOE; (ii) the DOE has certified UOP's, WIU's and IPD client institutions' Title IV Program eligibility and (iii) UOP, WIU and IPD client institutions have applicable state authorization to operate and their operating sites have been approved by the DOE.

         The Regulations define the types of educational programs offered by an institution that qualify for Title IV Program funds. For students enrolled in qualified programs, the Regulations place limits on the amount of Title IV Program funds that a student is eligible to receive in any one academic year (as defined by the DOE). The Regulations also specify that, for undergraduate programs, an academic year must consist of at least an equivalent 30 weeks of instruction and a minimum of 24 credit hours. Because the Regulations define an equivalent "week of instruction" as 12 hours of regularly scheduled instruction, examinations or preparation for examinations (the "12-Hour Rule"), an academic year would require a minimum of 360 hours (30 weeks multiplied by 12 hours per week). Most of the Company's programs meet this 360 hour minimum and, therefore, qualify for Title IV Program funds. The programs that do not qualify for Title IV Program funds consist primarily of certificate, corporate and continuing professional education programs. If the DOE determined that UOP's programs did not qualify for Title IV Program funds, such determination would have a material adverse effect on the Company.

UNCERTAINTY INVOLVING DOE AUDIT OF TITLE IV PROGRAMS

         Effective September 1, 1995, the Company, through its newly formed WIU subsidiary, completed the acquisition of Western International University ("Western"). In connection with the acquisition, the Company assumed the Title IV liabilities of Western, which liabilities were subject to change based on the results of the DOE's audit of Western's Title IV Programs. Although much of the fieldwork was completed in early 1996, the final audit results and the amount that the Company is responsible for had not been determined by the DOE as of the date of this Prospectus. The original acquisition price of $2.1 million was adjusted to $3.0 million at August 31, 1996 to reflect an increase in the estimated liability to the DOE related to Western's processing of Title IV financial aid and other related liabilities. Depending on the interpretation of the various regulatory requirements, the final audit results and the Company's liability may differ materially from the estimates currently recorded. Any difference between the final amount and the estimates currently recorded will be recorded as an increase or decrease, as applicable, to expense.

FAILURE TO OBTAIN AUTHORIZATION TO EXPAND INTO NEW STATES

         UOP, WIU and IPD client institutions are required to have authorization to operate as degree-granting institutions in each state where they physically provide educational programs. Certain states accept accreditation as evidence of meeting minimum state standards for authorization. Other states, including California, require separate evaluations for authorization. Depending on the state, the addition of a degree program not offered previously or the addition of a new location must be included in the institution's accreditation and be approved by the appropriate state authorization agency. UOP, WIU and IPD client institutions are currently authorized to operate in all states in which they have physical locations. If UOP is unable to obtain authorization to operate in certain new states, it may have a material adverse effect on the Company's ability to expand UOP's business.

         In addition, NCA requires UOP to obtain NCA's prior approval before UOP is permitted to expand into new states. Although NCA recently approved UOP's expansion into Oregon and Washington, NCA refused to adopt its visitation team's recommendation to eliminate the requirement that UOP obtain prior approval for all future geographic expansion by UOP. If UOP is unable to obtain NCA's approval for any future geographic expansion, it may have a material adverse effect on the Company's ability to expand UOP's business.

RELIANCE ON CURRENT MANAGEMENT

         Dr. John Sperling, the founder of the Company, has been instrumental in the development of the Company. The Company's development and operations to date have been, and its continuing operations will be, substantially dependent on the efforts of Dr. Sperling and the other members of current management. Dr. Sperling's employment agreement allows him to terminate his employment at any time upon 30 days notice. The loss of the services of any one or more members of current management could have a material adverse effect on the Company's business and results of operations.

REGULATORY CONSEQUENCES OF A CHANGE OF OWNERSHIP OR CONTROL

         A change of ownership or control of the Company, depending on the type of transaction that gives rise to a change, may have significant regulatory consequences for UOP and WIU. Such a change of ownership or control could trigger recertification by the DOE, reauthorization by certain state licensing agencies or the evaluation of UOP's and WIU's accreditation by NCA. The DOE has adopted the change of ownership or control standards used by the federal securities laws. Upon a change of ownership or control sufficient to require the Company to file a Form 8-K with the Commission, UOP and WIU would cease to be eligible to participate in Title IV Programs until recertified by the DOE. This recertification would not be required, however, if the transfer of ownership or control was made upon a person's retirement or death and was made either to a member of the person's immediate family or to a person with an ownership interest in the Company who had been involved in its management for at least two years preceding the transfer. In addition, certain states where UOP is presently authorized have requirements governing change of ownership or control. Currently, Arizona and California would require UOP and WIU, as applicable, to be reauthorized upon a 20% and 25% change of ownership or control of the Company, respectively. These states require a new application to be filed for state authorization if such a change of ownership or control occurs. Moreover, the Company is required to report to NCA any change in stock ownership of UOP, WIU or Apollo. At that time, NCA may seek to evaluate the effect of such a change of stock ownership on the continuing operations of UOP and WIU. If UOP is not recertified by the DOE, does not obtain reauthorization from the necessary state agencies or has its accreditation withdrawn as a consequence of any change in ownership or control, it would have a material adverse effect on the Company.

VOTING CONTROL BY CURRENT MANAGEMENT

         The holders of Class A Common Stock are not entitled to any voting rights, while the holders of Class B Common Stock are entitled to one vote per share on all matters on which the shareholders of the Company are entitled to vote. As a result, the holders of the Company's Class B Common Stock, who currently consist of the management of the Company, control the election of all directors to the Company's Board of Directors and thereby control the policies and operations of the Company without the vote of the holders of Class A Common Stock. This concentration of voting control may have the effect of delaying, deferring or preventing a change of control of the Company, including any business combination with an unaffiliated party, or of impeding the ability of the shareholders to replace management even if factors warrant such a change. This concentration of voting control may also affect the price that investors might be willing to pay in the future for shares of the Company's Class A Common Stock.

SEASONALITY IN RESULTS OF OPERATIONS

         The Company experiences seasonality in its results of operations primarily as a result of changes in the level of student enrollments. While the Company enrolls students throughout the year, second quarter (December to February) average enrollments and related revenues generally are lower than other quarters due to the holiday breaks in December and January. Second quarter costs and expenses historically increase as a percentage of net revenues as a result of certain fixed costs not significantly affected by the seasonal second quarter declines in net revenues.

         The Company experiences a seasonal increase in new enrollments in August of each year when most other colleges and universities begin their Fall semesters. As a result, instruction costs and services and selling and promotional expenses historically increase as a percentage of net revenues in the fourth quarter due to increased costs in preparation for the August peak enrollments. These increased costs result in accounts payable levels being higher in August than in any other month during the year. The Company anticipates that these seasonal trends in the second and fourth quarters will continue in the future. Historically, the third quarter of each fiscal year is the highest in terms of operating profits and net income.


                                 USE OF PROCEEDS

         The Selling Securityholder will receive all of the proceeds from the sale of the Class A Common Stock offered hereby. The Company will not receive any of the proceeds from such sale.


                             SELLING SECURITYHOLDER

         The shares to be sold by the Selling Securityholder were acquired in connection with the Company's acquisition of certain assets of the Selling Securityholder. See "Recent Developments." As of September ___, 1997, the Selling Securityholder beneficially owned ________ shares of the Class A Common Stock, which represented approximately ____% of the total shares of Class A Common Stock outstanding on that date. After the completion of this offering, and assuming that the Selling Securityholder disposes of all of the shares of Class A Common Stock covered by this Prospectus and does not acquire any additional shares, the Selling Securityholder will not own any shares of Class A Common Stock.


                              PLAN OF DISTRIBUTION

         This Prospectus relates to the resale of ______ shares of Class A Common Stock previously acquired by the Selling Securityholder. The resale of the Class A Common Stock by the Selling Securityholder currently is not subject to any underwriting agreement. The Selling Securityholder anticipates reselling the shares as soon as practicable after the closing of the acquisition described in "Recent Developments," although the Selling Securityholder anticipates it will pursue such methods of resale as it determines will best realize the value of the Company's shares of Class A Common Stock acquired by the Selling Securityholder in the acquisition. In this regard, the Selling Securityholder has had preliminary discussions with certain investment bankers concerning different possible resale options. The Selling Securityholder has not currently determined which option (or combination thereof) will best accomplish its objective or whether or when any arrangement may be made. The options discussed include, among others, the following: (i) executing one or more block trades on the closing date of the acquisition or thereafter by entering into an agreement as principal with a specific broker-dealer that would attempt to place the shares with institutional or other investors or market-makers and (ii) entering into an arrangement with a broker-dealer that would act as the Selling Securityholder's agent and dispose of the securities in a series of transactions over a period of time. The Selling Securityholder is continuing to consider these options and may consider others with a view to realizing the value of the Company's shares of Class A Common Stock acquired by the Selling Securityholder in the acquisition.

         The Company expects that the Selling Securityholder will sell the shares covered by this Prospectus by one or more of the following methods, without limitation: (a) block trades in which a broker or dealer so engaged may purchase as principal or may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker and dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases;
(d) privately negotiated or face-to-face transactions between sellers and purchasers without a broker-dealer; and (e) underwritten public offerings. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the Selling Securityholder in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. The Company has advised the Selling Securityholder that Regulation M may apply to its sales in the market and has informed it of the need for delivery of copies of this Prospectus. The Company is not aware as of the date of this Prospectus of any agreements between the Selling Securityholder and any broker-dealers with respect to the sale of the Class A Common Stock offered by this Prospectus. The Selling Securityholder and any broker-dealers that participate with the Selling Securityholder in the distribution of the Class A Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions or discounts received by such broker-dealers and any profit on resale of the Class A Common Stock sold by them might be deemed to be underwriting discounts or commissions under the Securities Act. All expenses of registration incurred in connection with this offering are being borne by the Company, except for brokerage commissions and other similar expenses incurred by the Selling Securityholder, which will be borne by the Selling Securityholder.

         In order to comply with certain states' securities laws, if applicable, the shares of Class A Common Stock offered hereby may be sold in such jurisdiction only through registered or licensed brokers or dealers.

         The Selling Securityholder is not restricted as to the price or prices at which it may sell the Class A Common Stock. Sales of shares of the Class A Common Stock at less than market prices may depress the market price of the Company's Class A Common Stock. The Selling Securityholder may elect to sell all, a portion or none of the Class A Common Shares offered hereunder.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 400,000,000 shares of Class A Common Stock, no par value ("Class A Common Stock"); 3,000,000 shares of Class B Common Stock, no par value ("Class B Common Stock"); and 1,000,000 shares of preferred stock, no par value ("Preferred Stock").

CLASS A COMMON STOCK

         As of August 31, 1997, there were 50,226,803 shares of the Class A Common Stock outstanding. The holders of Class A Common Stock do not have any voting rights with respect to shares of the Class A Common Stock. The holders of the Class A Common Stock have no preemptive, subscription or additional conversion rights. Upon a liquidation or dissolution of the Company, holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in any corporate assets remaining after the payment of all debts, subject to any preferential rights of any outstanding Preferred Stock. The Class A Common Stock is not subject to assessment or further calls, has no redemption provisions and is entitled only to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.

CLASS B COMMON STOCK

         As of May 31, 1997, there were 547,819 shares of the Class B Common Stock outstanding. The holders of Class B Common Stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote. The holders of the Class B Common Stock have no preemptive, subscription or conversion rights except as described below. Upon a liquidation or dissolution of the Company holders of Class B Common Stock are entitled to share ratably with the holders of Class A Common Stock in any corporate assets remaining after the payment of all debts, subject to any preferential rights of any outstanding Preferred Stock. The Class B Common Stock is not subject to assessment or further calls, has no redemption provisions and is entitled only to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. Each share of Class B Common Stock is freely convertible into one share of Class A Common Stock at the option of the Class B shareholder. All shares of Class B Common Stock will automatically convert to shares of Class A Common Stock (on a share-for-share basis) at such time as the number of shares of Class B Common Stock outstanding is less than 115,154, in which case holders of Class A Common Stock will be entitled to one vote per share (including the Class A Common Stock issued upon the conversion of the Class B Common Stock). No additional shares of Class B Common Stock may be issued by the Company except pursuant to a recapitalization or stock split. All of the Class B Common Stock is currently held by the Company's management and is subject to a Shareholders' Agreement, dated as of September 7, 1994 (the "Shareholders' Agreement"). Subject to the Shareholders' Agreement, shares of the Class B Common Stock must first be offered to the Company and then to the other holders of the Class B Common Stock before such shares may be transferred, except in the case of transfers to existing holders of Class B Common Stock, executive officers of the Company or to a trust created by a shareholder of Class B Common Stock. Upon transfer to any party, other than an existing holder of Class B Common Stock or an executive officer of the Company, shares of Class B Common Stock must be converted to shares of Class A Common Stock (on a share-for-share basis). Upon the death of any holder of Class B Common Stock, that person's shares must be offered first to the Company and then to the other Class B shareholders at the then fair market value. In addition, parties to the Shareholders' Agreement agreed not to amend such agreement before December 5, 1999 without the prior consent of Smith Barney Inc.

PREFERRED STOCK

         The Board of Directors has the authority, without further action by the shareholders, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications thereof. The rights, preferences, privileges and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Class A Common Stock or Class B Common Stock or could adversely affect the rights and powers, including voting rights, if applicable, of holders of Class A Common Stock or Class B Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. As of the date of this Prospectus there are no shares of Preferred Stock outstanding. The Company has no present intention to issue any shares of Preferred Stock.

CERTAIN CHARTER PROVISIONS

         The Company's Articles of Incorporation limit personal liability of directors, to the Corporation or its shareholders, for monetary damages for breach of their fiduciary duty as a director except to the extent such limitation of liability is not permitted under Arizona law. Arizona law provides that the liability of a director may not be eliminated or limited for: (i) transactions in which a director receives a financial benefit to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) liability for unlawful distributions in violation of Arizona law or the Articles of Incorporation or (iv) an intentional violation of criminal law. In addition, the Company's Bylaws provide that the Company may indemnify any and all of its directors and officers, or former directors and officers, to the fullest extent permitted by law or by the Articles of Incorporation against claims and liabilities to which such persons may become subject. Arizona law generally provides that indemnification is permissible only when the director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Subject to that standard of care, indemnification is mandatory under Arizona law for "outside directors" as defined under Arizona law. Indemnification of directors is precluded in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Class A Common Stock is First Chicago Trust Corporation of New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, the Company will have 50,736,822 shares of Class A Common Stock outstanding, all of which will be freely tradeable except 20,533,960 shares which are held by persons who are "affiliates" of the Company for purposes of Rule 144.

         In general, as Rule 144 currently provides, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including persons who may be deemed "affiliates" of the Company, as that term is defined under Rule 144, would be entitled to sell (in accordance with the provisions specified in the rule) within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Class A Common Stock (approximately 507,368 shares immediately following the Offering) or the average weekly trading volume of each class of such shares in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. An "affiliate" of the Company may sell securities that are not "restricted" without regard to the period of beneficial ownership but subject to the volume limitations described above and other conditions of Rule 144, subject to restrictions on affiliates. A person who is not deemed an "affiliate" of the Company (and has not been for at least 90 days) and who has beneficially owned his or her shares for at least two years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above, manner of sale provisions, notice requirements or availability of public information.

         No prediction can be made of the effect, if any, that sales of shares or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales by the existing shareholders of substantial amounts of the Class A Common Stock in the public market could adversely affect prevailing market conditions.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004-0001, counsel to the Company.


                                     EXPERTS

         The consolidated financial statements as of August 31, 1996 and 1995 and for each of the three years in the period ended August 31, 1996 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                   ----------

                     TABLE OF CONTENTS
                                                      PAGE

Available Information....................................2
Incorporation of Certain Documents by
    Reference............................................2
Disclosure Regarding Forward-Looking
    Statements...........................................3
The Company..............................................4
Recent Developments......................................5
Risk Factors.............................................7
Use of Proceeds.........................................10
Selling Securityholder..................................10
Plan of Distribution....................................11
Description of Capital Stock............................12
Shares Eligible for Future Sale.........................14
Legal Matters...........................................14
Experts.................................................14
-

                                   ----------

================================================================================

================================================================================

                               APOLLO GROUP, INC.

                                   ----------

                                     SHARES
                                       OF
                                     CLASS A
                                  COMMON STOCK

                                   ----------
                                   PROSPECTUS
                                   ----------

                               September __, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee .....................................               $ 5,303
Nasdaq Listing Fee .......................................               $10,200
Legal Fees and Expenses ..................................               $10,000
Accounting Fees and Expenses .............................               $10,000
Blue Sky Fees and Disbursements ..........................               $    --
Miscellaneous ............................................               $ 1,497
                                                                         -------
       Total .............................................               $37,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation limit personal liability of directors, to the Corporation or its shareholders, for monetary damages for breach of their fiduciary duty as a director except to the extent such limitation of liability is not permitted under Arizona law. Arizona law provides that the liability of a director may not be eliminated or limited for (i) transactions in which a director receives a financial benefit to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) liability for unlawful distributions in violation of Arizona law or the Articles of Incorporation or (iv) an intentional violation of criminal law. In addition the Company's Bylaws provide that the Company may indemnify any and all of its directors and officers, or former directors and officers, to the fullest extent permitted by law or by the Articles of Incorporation against claims and liabilities to which such persons may become subject. Arizona law generally provides that indemnification is permissible only when the director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Subject to that standard of care indemnification is mandatory under Arizona law for "outside directors" as defined under Arizona law. Indemnification of directors is precluded in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

         For information regarding the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

         In addition, the Company is paying directors' and officers' liability insurance for claims up to $5,000,000.

ITEM 16.  EXHIBITS

EXHIBIT                                                           Page or
NUMBER                  Description                               Method of Filing
4                       Restated and Amended Articles of          Incorporated by reference to Exhibit
                        Incorporation of the Company              3.1 of the Company's Quarterly
                                                                  Report on Form 10-Q for the
                                                                  quarter ended November 30, 1996
5                       Opinion of Snell & Wilmer,                Filed herewith
                        L.L.P.
10                      Asset Purchase Agreement by               Filed herewith
                        and among National Endowment
                        for Financial Education(R), Apollo
                        Online, Inc., and Apollo Group,
                        Inc., dated August 21, 1997
23.1                    Consent of Independent                    Filed herewith
                        Accountants
23.2                    Consent of Snell & Wilmer,                Included in Exhibit 5
                        L.L.P.
24                      Powers of Attorney                        Included on Signature page

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended ("Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Apollo Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix and State of Arizona on September 11, 1997.

                                    APOLLO GROUP, INC., an Arizona corporation


                                    By /s/ JOHN G.  SPERLING
                                       -----------------------------------------
                                           John G. Sperling
                                           President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Sperling and James W. Hoggatt, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-3 Registration Statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

              Signature                                     Title                                  Date
/s/ JOHN G. SPERLING                        Chairman of the Board, President and                  September 11, 1997
--------------------------------------            Chief Executive Officer
John G. Sperling                               (Principal Executive Officer)

/s/ WILLIAM H. GIBBS                         Senior Vice President and Director                   September 11, 1997
--------------------------------------
William H. Gibbs

/s/ JERRY F. NOBLE                           Senior Vice President and Director                   September 11, 1997
--------------------------------------
Jerry F. Noble

/s/ PETER V. SPERLING                         Vice President of Administration,                   September 11, 1997
--------------------------------------             Secretary and Director
Peter V. Sperling

/s/ JAMES W. HOGGATT                         Vice President of Finance and Chief                  September 11, 1997
--------------------------------------   Financial Officer (Principal Financial and
James W. Hoggatt                                     Accounting Officer)

/s/ J. JORGE KLOR DE ALVA                  Vice President of Business Development                 September 11, 1997
--------------------------------------                  and Director
J. Jorge Klor de Alva

              Signature                                     Title                                  Date
/s/ THOMAS C. WEIR                                        Director                                September 11, 1997
------------------
Thomas C. Weir

/s/ DINO J. DECONCINI                                     Director                                September 11, 1997
---------------------
Dino J. DeConcini